EXHIBIT 5.1


                            [Patton Boggs Letterhead]



                                  ______, 2004




Board of Directors
RegeneRx Biopharmaceuticals, Inc.
3 Bethesda Metro Center, Suite 700
Bethesda, MD  20814

Re:  RegeneRx Biopharmaceuticals, Inc. Registration Statement on Form SB-2

Ladies and Gentlemen:

         We have been requested by RegeneRx Biopharmaceuticals, Inc. (the "Company") to issue a legal opinion in connection with the registration under the Securities Act of 1933 on Form SB-2 relating to the resale of 2,991,977 shares of the Company's Common Stock, $0.001 par value (the "Shares") by various selling stockholders. We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures, (ii) the authenticity of all documents submitted to us as originals, (iii) the conformity with the originals of all documents supplied to us as copies, and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company.

         Based on the foregoing and limited in all respects to Delaware law, it is our opinion that the Shares to be to be sold by the selling stockholders (as described in the Registration Statement) to the public, when issued and sold in the manner described in the Registration, will be legally issued, fully paid and nonassessable.

         We hereby consent to the filing of this opinion as an exhibit to the Company's Registration Statement on Form SB-2.

                                        Sincerely,




                                        PATTON BOGGS LLP